CEO REPORT – FIRST QUARTER 2023 DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS BANK: The first quarter of 2023 was an unusual and tumultuous time for the banking industry. And in some ways, it was even more unusual for First Business Bank than the rest of the industry. Many of you may be asking how we were affected by the failure of a few banks, led by Silicon Valley Bank. Certainly, our stock price was negatively affected commensurately with bank stocks in general in the first quarter. But the other question that was often asked in the wake of these bank failures is, what did that cause us to change? And the answer is, somewhat surprisingly, almost nothing. We are very different from the failed banks in size, scope, and structure. The failed banks were niche-specific, and had an exceptionally high volume of deposits over the FDIC insurance threshold of $250,000. They also held exceptionally high levels of available-for-sale investment securities that lost substantial accounting value over the past twelve months as interest rates rose at the fastest pace in more than 40 years. At the end of 2022, Silicon Valley Bank reported that its securities portfolio comprised 57% of its total assets, compared to a reported 24% for our peer median1 and under 10% for First Business Bank. In contrast, First Business Bank's diversified business model and solid strategy allowed us to perform with great resilience in the first quarter. OUTSTANDING FIRST QUARTER RESULTS When I think about this last quarter, I am proud about two fundamental things — our core operating strength and the value of our long-term operating philosophy. Our overall performance was outstanding, reflected in robust deposit, loan, and top line revenue growth. In particular, our deposit franchise shined, counter to what happened to others in the quarter. When industry concerns ensued and significant deposits left community banks, we actually added new clients and in- market deposit balances totaling $45 million during the quarter. In-market deposits reached record levels, growing 18% annualized during the quarter. Additionally, we increased wholesale deposits as management replaced maturing Federal Home Loan Bank (“FHLB”) advances with brokered CDs to build additional readily available liquidity. In total, deposits grew more than 22% from the first quarter of 2022. Strong loan growth also continued, with balances expanding by nearly $100 million, or 16% annualized, during the quarter, to record levels. We experienced especially strong growth in our higher-yielding C&I lending. Exceptional pre-tax, pre-provision (“PTPP”) income growth was another quarterly highlight. PTPP income grew over 34% from the first quarter of 2022, largely on the strength of ongoing loan and fee income growth and a higher net interest margin. Strong and diversified non-interest income growth continued, allowing us to maintain positive operating 1. Peer group defined as publicly-traded banks with total assets between $1.5 billion and $5.5 billion.

leverage even as non-interest expenses grew, primarily in support of our investments in talent in a competitive labor market.

Outstanding asset quality trends also continued, with non-performing assets measuring a historically low 0.11% of total assets. Net charge-offs as a percent of average loans and leases remained negligible and measured just 0.01% for the quarter.

These successes across our balance sheet and operations drove strong earnings, resulting in tangible book value per share growth exceeding 12% compared to prior year quarter. This compares to growth of under 2% among peers.



Strong Earnings
Thousands
$16,000
$12,000
$8,000
$4,000
$—
2.00%
1.80%
1.60%
1.40%
1.20%
Q1 2022
Q1 2023
Net Operating Income
PTPP ROAA

WHAT SETS US APART

Absent the noise in the industry, we would simply communicate this was another in a string of very strong quarters for First Business Bank.

What's noteworthy amid the commotion, however, is how our fundamental operating principles positioned us to stand out as the antithesis of the recently failed banks and the issues that brought them down.

Most notably, this goes back to our founding asset-liability management strategy. Quite simply, we don't believe in taking interest rate risk. Consequently, our efficient funding model of having only one bank location in each of our markets has always been augmented by the use of non-callable, non-redeemable wholesale funding to match-fund our balance sheet. Wholesale funding – either brokered CDs or FHLB advances – can be of any duration needed to match the term of the fixed-rate loans we originate or securities we invest in, thereby mitigating interest rate risk.

Periodically the Bank has been criticized by some for not "playing the yield curve" – funding short-term deposits and lending and investing long – to maximize net interest margin. Alas, this is the primary issue that has caught many banks flat-footed as the Federal Reserve rapidly raised interest rates over the last year. Beginning to utilize secure, longer-term wholesale funding is a change that some banks are implementing to better match the duration of their assets and liabilities. It's something we have always done.

Because of this, and our predisposition to holding a smaller investment portfolio, our tangible capital levels have not been materially impacted by recent interest rate increases. Our tangible common equity to tangible assets ratio, which we target to be in a 7.5% to 8.5% range, has been very stable even when marking to market the totality of our securities portfolio, and the entire balance sheet. Many banks, including our peers, have less favorable outcomes.



Tangible Common Equity to Tangible Assets - Mark to Market (MTM) (1)
8.00%
7.00%
6.00%
5.00%
4.00%
TCE
TCE-HTM MTM
TCE-MTM
FBIZ
Peer Median

Note: Peer Group defined as publicly-traded banks with total assets between $1.5 billion and $5.5 billion with data available as of 03/31/2023 per S&P Global.

1. Data as of 03/31/2023. Tangible common equity (TCE), tangible common equity - HTM MTM, and tangible common equity - MTM (TCE-MTM) are non-GAAP calculations. Please see section titled "Non-GAAP Reconciliations" in the Company's most recent investor presentation furnished to the SEC as an exhibit to our Current Report on Form 8-K on April 28, 2023.

STRENGTH IN DIVERSIFICATION Another important theme revealed by the recent bank failures was a lack of diversification, particularly in terms of their deposit client base. We have long focused on client diversity, which is clearly reflected in our deposit portfolio. Our commercial real estate loan portfolio, commercial and industrial loan portfolio, and fee income sources are similarly diverse. Key factors in our effective diversification include a history of deep client engagement, our history of offering competitive deposit rates, the incentives we offer our team to develop full deposit and loan client relationships, and the longstanding extended deposit insurance options we offer. Our success is noteworthy: our deposit relationships span multiple industry segments, our diverse deposit base has an average relationship tenure of over 10 years, and nearly 50% of our top 50 deposit relationships also have a commercial loan relationship with First Business Bank. A WINNING TEAM The differentiated model and execution that positioned First Business Bank to shine in this environment are due, of course, to our people. I’ve often said in these letters, “Whoever builds the best team wins." When I say this, it's a natural reaction to think of our sales and marketing people and the tremendous growth in this quarter’s results. But it's not just about our offense. Having the best team means attracting and retaining not just the best business development experts who help us win new clients, but also many people internally, who ensure sound risk management and mitigation practices and make sure we don't lose along the way. A rock-solid defense is critical to not making fundamental mistakes on the things everyone has long cared about, like credit quality, and things people now care about, like balance sheet management and interest rate risk. Our credit team, our risk and compliance colleagues, our loan and deposit operations departments, and our finance and treasury team are top-notch talent who mitigate these risks and position us to win the long game.

Corey Chambas, CEO First Business Financial Services, Inc. parent company of First Business Bank This letter includes “forward-looking statements” related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives, goals or expectations. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other filings with the Securities and Exchange Commission. We do not intend to, and specifically disclaim any obligation to, update any forward-looking statements. SAFE, SOUND, AND GROWING As the second quarter begins and concern continues about the banking sector, what will we do at First Business Bank? The same as we’ve always done. We’ll control what we can control to generate strong, long-term shareholder returns. We’ll stick to our principles of sound balance sheet management, work hard to grow loans and deposits in a prudent manner, and continue to add talented bankers to our team. On behalf of our employees and board, I sincerely thank you for your continued interest in and support of First Business Bank and look forward to updating you on our continued progress following the second quarter.

Financial Highlights

(Unaudited)

Income Statement Data	As of and for the Three Months Ended		
(Dollars in Thousands, except per share amounts)	**3/31/23**	**3/31/22**	**% Change**
Net interest income	$ 26,705	$ 21,426	24.6 %
Adjusted non-interest income[(1)]	8,410	7,386	13.9 %
Total operating revenue	35,115	28,812	21.9 %
Total operating expense[(2)]	21,779	18,887	15.3 %
Pre-tax, pre-provision adjusted earnings[(3)]	13,336	9,925	34.4 %
Less:			
Provision for loan and lease losses	1,561	(855)	*
Net loss on foreclosed properties	6	12	(50.0)%
SBA recourse benefit	(18)	(76)	(76.3)%
Income before income tax expense	11,787	10,844	8.7 %
Income tax expense	2,808	2,172	29.3 %
Net income	$ 8,979	$ 8,672	3.5 %
Preferred stock dividends	219	—	*
Net income available to common shareholders	8,760	8,672	1.0 %
Efficiency ratio[(4)]	62.02 %	65.55 %	
Common Per Share Data			
Diluted earnings	$ 1.05	$ 1.02	2.9 %
Dividends declared	0.2275	0.1975	15.2 %
Tangible book value[(5)]	29.19	26.02	12.2 %

Balance Sheet Data	As of		
(Dollars in Millions)	**3/31/23**	**3/31/22**	**% Change**
Total loans and leases receivable	$ 2,539	$ 2,251	12.8 %
Total assets	3,164	2,724	16.2 %
In-market deposits[(6)]	2,055	2,011	2.2 %
Stockholders' equity	267	245	9.0 %

* Not meaningful

(1) "Adjusted non-interest income" is a non-GAAP measure defined as non-interest income excluding net gain on sale of securities.

(2) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and other discrete items, if any.

(3) "Pre-tax, pre-provision adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and leases losses, net loss on foreclosed properties, amortization of other intangible assets, SBA recourse benefit, and net gain on sale of securities.

(4) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by total operating revenue. Please refer to the calculations and management's reason for using these non-GAAP measures in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to SEC on April 27, 2023.

(5) "Tangible book value" is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. "Tangible common equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets, if any. See the section titled Non-GAAP Reconciliations in the Company's most recent earnings release, included as an exhibit to our Current Report on Form 8-K furnished to the SEC on April 27, 2023.

(6) In-market deposits consists of all transaction accounts, money market accounts, and non-wholesale deposits.

STOCK PERFORMANCE

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by Nasdaq.

Quarter	Trade Price		Closing	
Ending	High	Low	Price	Volume
3/31/2023	37.29	29.61	30.51	1,406,362
12/31/2022	39.88	32.38	36.55	1,487,310
9/30/2022	36.58	29.84	32.31	1,613,307
6/30/2022	35.92	30.51	31.19	3,229,429
3/31/2021	34.22	28.97	32.81	1,012,984

INVESTOR MATERIALS

Annual quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, or may be obtained from Brian D. Spielmann by calling 608-232-5977 or via online form.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare
P.O. Box 43078
Providence, RI 02940-3078

www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)